Exhibit 99.1

Mark Bendza Joins Modine Board of Directors

RACINE, Wis., Oct. 1, 2024 /PRNewswire/ -- Modine (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that Mark Bendza will join the company’s Board of Directors effective immediately. Mr. Bendza currently serves as Chief Financial Officer at Telos Corporation, a leading provider of cyber, cloud, and enterprise security solutions for the world’s most security-conscious organizations. Prior to joining Telos Corporation as CFO in 2021, he served as the head of investor relations for Honeywell International. Prior to that, he held executive roles in finance and international business at Northrop Grumman Corporation and investment banking roles with global investment banks in the United States and overseas.

“We are very pleased to welcome Mark to the Modine Board,” said Marsha Williams, Chairperson, Modine Board of Directors. “Mark’s extensive experience serving as a strategic financial leader with publicly traded companies in the technology and manufacturing sectors, both in the United States as well as internationally, will be valuable as we continue to advance our transformation at Modine.”

Mr. Bendza holds an MBA in Finance and Economics from Columbia Business School, a Bachelor of Arts in Government from Wesleyan University, and is an executive member of the Latino Corporate Directors Association. Mr. Bendza will serve on the Audit Committee and will stand for election at Modine’s 2025 annual meeting of shareholders.

About Modine
At Modine, we are Engineering a Cleaner, Healthier World™. Building on more than 100 years of excellence in thermal management, we provide trusted systems and solutions that improve air quality and conserve natural resources. More than 11,000 employees are at work in every corner of the globe, delivering the solutions our customers need, where they need them. Our Climate Solutions and Performance Technologies segments support our purpose by improving air quality, reducing energy and water consumption, lowering harmful emissions and enabling cleaner running vehicles and environmentally-friendly refrigerants. Modine is a global company headquartered in Racine, Wisconsin (U.S.), with operations in North America, South America, Europe and Asia. For more information about Modine, visit www.modine.com.

Investor Contact
Kathleen Powers
(262) 636-1687
kathleen.t.powers@modine.com

Media Contact: pr@modine.com